SLR INVESTMENT CORP.

CODE OF BUSINESS
CONDUCT

CODE OF BUSINESS CONDUCT

TABLE OF CONTENTS

Page

Appendices

Code Acknowledgment A-1

List of Covered Officers B-1

ii

CODE OF BUSINESS CONDUCT

Introduction

Ethics are important to SLR Investment Corp. (“SLR”, “our”, “us”, or “we”) and to its management. SLR is committed to the highest ethical standards and to conducting its business with the highest level of integrity.

All officers, directors and employees of SLR, its investment adviser, SLR Capital Partners, LLC (the “investment adviser”) and its administrator, SLR Capital Management, LLC (the “administrator”) are responsible for maintaining this level of integrity and for complying with the policies contained in this Code of Business Conduct (the “Code”). If you have a question or concern about what is proper conduct for you or anyone else, please raise these concerns with any member of SLR’s management, or follow the procedures outlined in applicable sections of this Code.

Purpose of the Code

This Code applies to SLR’s principal executive officer, principal financial officer or principal accounting officer, or persons performing similar functions (collectively, the “Covered Officers” each of whom is set forth in Appendix B), as well as any other officers, directors and employees of SLR, the investment adviser or the administrator (collectively, with the Covered Officers, the “Covered Persons”). The Code is intended to:

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help Covered Persons recognize ethical issues and take the appropriate steps to resolve these issues;
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deter ethical violations;
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assist Covered Persons in reporting any unethical or illegal conduct; and
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reaffirm and promote our commitment to a corporate culture that values honesty and accountability.

All Covered Persons, as a condition of employment or continued employment, will acknowledge in writing that they have received a copy of this Code, read it, and understand that the Code contains our expectations regarding their conduct.

Conflicts of Interest

Covered Persons must avoid any conflict, or the appearance of a conflict, between their personal interests and our interests. A conflict exists when a Covered Person’s personal interest in any way interferes with our interests, or when Covered Persons take any action or have any interest that may make it difficult for them to perform their job objectively and effectively.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between SLR and its investment adviser and administrator. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for SLR or for the investment adviser or administrator of which the Covered Officer is an employee, or for both), be involved in establishing policies and implementing decisions which will have different effects on the investment adviser, administrator and SLR. The participation of the Covered Officers in such activities is inherent in the contractual relationship between SLR and the investment adviser and administrator and is consistent with the performance by the Covered Officers of their duties as officers of SLR.

Thus, if performed in conformity with the provisions of the Investment Company Act of 1940, as amended (the “Investment Company Act”), such activities will be deemed to have been handled ethically. In addition, it is recognized by the Board of Directors that the Covered Officers may also be or in the future become officers or employees of one or more other investment companies covered by this or other Codes.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act. The following list provides examples of conflicts of interest under the Code, but Covered Persons should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Person should not be placed improperly before the interest of SLR.

For example, a conflict of interest probably exists if:

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A Covered Person causes us, the investment adviser or the administrator to enter into business relationships with the Covered Person or a member of his or her family, or invest in companies affiliated with the Covered Person or a member of his or her family;
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a Covered Person uses any nonpublic information about us, the investment adviser, the administrator, our customers or our other business partners for his or her personal gain, or the gain of a member of his or her family; or
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a Covered Person uses or communicates confidential information obtained in the course of his or her work for the Covered Person’s or another’s personal benefit.

Corporate Opportunities

Each of us has a duty to advance the legitimate interests of SLR when the opportunity to do so presents itself. Therefore, Covered Persons may not:

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take for themselves personally opportunities, including investment opportunities, discovered through the use of their position with us, the investment adviser or the administrator, or through the use of either’s property or information;
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use our, the investment adviser’s or the administrator’s property, information, or position for their personal gain or the gain of a family member; or
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compete, or prepare to compete, with us, the investment adviser or the administrator.

Confidentiality

Covered Persons must not disclose confidential information regarding us, the investment adviser, the administrator, our affiliates, our lenders, our clients, or our other business partners, unless disclosure is authorized or required by law. Confidential information includes all non- public information that might be harmful to, or useful to the competitors of, SLR, our affiliates, our lenders, our clients, or our other business partners.

Fair Dealing

Covered Persons must endeavor to deal fairly with our customers, suppliers and business partners, or any other companies or individuals with whom we do business or come into contact with, including fellow employees and our competitors. Covered Persons must not take unfair advantage of these or other parties by means of:

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manipulation;
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concealment;
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abuse of privileged information;
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misrepresentation of material facts; or
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any other unfair-dealing practice.

Protection and Proper Use of Company Assets

Our assets are to be used only for legitimate business purposes. Covered Persons should protect our assets and ensure that they are used efficiently.

Incidental personal use of telephones, fax machines, copy machines, personal computers and similar equipment is generally allowed if there is no significant added cost to us, it does not interfere with any Covered Person’s work duties, and is not related to an illegal activity or to any outside business.

Compliance with Applicable Laws, Rules and Regulations

Each Covered Person has a duty to comply with all laws, rules and regulations that apply to our business. Highlighted below are some of the key compliance guidelines that must be followed.

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Insider trading. It is against the law to buy or sell securities using material information that is not available to the public. Individuals who give this “inside” information to others may be liable to the same extent as the individuals who trade while in possession of such information. Covered Persons must not trade in our securities, or the securities of our affiliates, our lenders, our clients, or our other business partners while in the possession of “inside” information.
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“Whistleblower” protections. It is against the law to discharge, demote, suspend, threaten, harass, or discriminate in any manner against an employee who provides information or otherwise assists in investigations or proceedings relating to violations of federal securities laws or other federal laws prohibiting fraud against shareholders. Covered Persons must not discriminate in any way against an employee who engages in these “whistleblower” activities.
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Investment Company Act requirements. A separate code of ethics has been established to comply with the Investment Company Act of 1940 and is applicable to those persons designated in such code.
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Document retention. Covered Persons must adhere to appropriate procedures governing the retention and destruction of records consistent with applicable laws, regulations and our policies. Covered Persons may not destroy, alter or falsify any document that may be relevant to a threatened or pending lawsuit or governmental investigation.

Please talk to any member of senior management if you have questions about how to comply with the above regulations and other laws, rules and regulations.

Equal Opportunity, Harassment

We are committed to providing equal opportunity in all of our employment practices including selection, hiring, promotion, transfer, and compensation of all qualified applicants and employees without regard to race, color, sex or gender, religion, age, national origin, handicap, disability, citizenship status, or any other status protected by law. With this in mind, there are certain behaviors that will not be tolerated. These include harassment, violence, intimidation, and discrimination of any kind involving race, color, religion, gender, age, national origin, disability, or marital status.

Accuracy of Company Records

We require honest and accurate recording and reporting of information in order to make responsible business decisions. This includes such data as quality, safety, and personnel records, as well as financial records.

All financial books, records and accounts must accurately reflect transactions and events, and conform both to required accounting principles and to our system of internal controls. No false or artificial entries may be made.

Retaining Business Communications

The law requires us to maintain certain types of corporate records, usually for specified periods of time. Failure to retain those records for those minimum periods could subject us to penalties and fines, cause the loss of rights, obstruct justice, place us in contempt of court, or seriously disadvantage us in litigation.

From time to time we establish retention or destruction policies in order to ensure legal compliance. We expect Covered Persons to fully comply with any published records retention or destruction policies, provided that Covered Persons should note the following exception: If any Covered Person believes, or we inform any Covered Person, that our records are relevant to any litigation or governmental action, or any potential litigation or action, then the Covered Person must preserve those records until we determine the records are no longer needed. This exception supersedes any previously or subsequently established destruction policies for those records. If a Covered Person believes that this exception may apply, or has any questions regarding the possible applicability of that exception, he or she should contact our Chief Compliance Officer.

Political Contributions

No funds of SLR may be given directly to political candidates. Covered Persons may, however, engage in political activity with their own resources on their own time.

Media Relations

We must speak with a unified voice in all dealings with the press and other media. As a result, our Co-Chief Executive Officers are the only contacts for media seeking information about SLR. Any requests from the media must be referred to our Co-Chief Executive Officers.

Intellectual Property Information

Information generated in our business is a valuable asset. Protecting this information plays an important role in our growth and ability to compete. Such information includes business and research plans; objectives and strategies; trade secrets; unpublished financial information; salary and benefits data; lender and other business partner lists. Covered Persons who have access to our intellectual property information are obligated to safeguard it from unauthorized access and:

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Not disclose this information to persons outside of SLR;
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Not use this information for personal benefit or the benefit of persons outside of SLR; and
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Not share this information with other Covered Persons except on a legitimate “need to know” basis.

Internet and E-Mail Policy

We provide an e-mail system and Internet access to certain of our employees to help them do their work. Covered Persons may use the e-mail system and the Internet only for legitimate business purposes in the course of their duties. Incidental and occasional personal use is permitted, but never for personal gain or any improper use. Further, Covered Persons are prohibited from discussing or posting information regarding SLR in any external electronic forum, including Internet chat rooms or electronic bulletin boards.

Reporting Violations and Complaint Handling

Covered Persons are responsible for compliance with the rules, standards and principles described in this Code. In addition, Covered Persons should be alert to possible violations of the Code by SLR’s, the investment adviser’s or the administrator’s employees, officers and directors, and are expected to report a violation promptly. Normally, reports should be made to one’s immediate supervisor. Under some circumstances, it may be impractical or feel uncomfortable raising a matter with a supervisor. In those instances, Covered Persons are encouraged to contact our Chief Compliance Officer who will investigate and report the matter to our Co-Chief Executive Officers and/or Board of Directors, as the circumstance dictates.

Covered Persons will also be expected to cooperate in an investigation of a violation.

Anyone who has a concern about our conduct, the conduct of an officer of SLR, its investment adviser or its administrator or our accounting, internal accounting controls or auditing matters, may communicate that concern to the Audit Committee of the Board of Directors by direct communication with our Chief Compliance Officer or by email or in writing. All reported concerns shall be forwarded to the Audit Committee and will be simultaneously addressed by our Chief Compliance Officer in the same way that other concerns are addressed by us. The status of all outstanding concerns forwarded to the Audit Committee will be reported on a quarterly basis by our Chief Compliance Officer. The Audit Committee may direct that certain matters be presented to the full board and may also direct special treatment, including the retention of outside advisors or counsel, for any concern reported to it.

All reports will be investigated and whenever possible, requests for confidentiality shall be honored. And, while anonymous reports will be accepted, please understand that anonymity may hinder or impede the investigation of a report. All cases of questionable activity or improper actions will be reviewed for appropriate action, discipline or corrective actions. Whenever possible, we will keep confidential the identity of employees, officers or directors who are accused of violations, unless or until it has been determined that a violation has occurred.

There will be no reprisal, retaliation or adverse action taken against any Covered Person who, in good faith, reports or assists in the investigation of, a violation or suspected violation, or who makes an inquiry about the appropriateness of an anticipated or actual course of action.

For reporting concerns about SLR’s, its investment adviser’s or its administrator’s conduct, the conduct of an officer of SLR, its investment adviser or its administrator, or about SLR’s, its investment adviser’s or its administrator’s accounting, internal accounting controls or auditing matters, please use the following means of communication:

ADDRESS: SLR INVESTMENT CORP.
500 Park Avenue, 3rd Floor
New York, NY 10022

In the case of a confidential, anonymous submission, Covered Persons should set forth their concerns in writing and forward them in a sealed envelope to the Chairperson of the Audit Committee, in care of our Chief Compliance Officer, such envelope to be labeled with a legend such as: “To be opened by the Audit Committee only.”

Sanctions for Code Violations

All violations of the Code will result in appropriate corrective action, up to and including dismissal. If the violation involves potentially criminal activity, the individual or individuals in question will be reported, as warranted, to the appropriate authorities.

Application/Waivers

All the directors, officers and employees of SLR, its investment adviser and its administrator are subject to this Code.

Insofar as other policies or procedures of SLR, its investment adviser or its administrator govern or purport to govern the behavior or activities of all persons who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code.

Any amendment or waiver of the Code for an executive officer or member of our Board of Directors must be made by our Board of Directors and disclosed on a Form 8-K filed with the Securities and Exchange Commission within four business days following such amendment or waiver.

APPENDIX A

SLR Investment Corp.

Acknowledgment Regarding
Code of Business Conduct

This acknowledgment is to be signed and returned to our Chief Compliance Officer and will be retained as part of your permanent personnel file.

I have received a copy of SLR Investment Corp.’s Code of Business Conduct, read it, and understand that the Code contains the expectations of SLR Investment Corp. regarding employee conduct. I agree to observe the policies and procedures contained in the Code of Business Conduct and have been advised that, if I have any questions or concerns relating to such policies or procedures, I understand that I have an obligation to report to the Audit Committee, the Chief Compliance Officer or other such designated officer, any suspected violations of the Code of which I am aware. I also understand that the Code is issued for informational purposes and that it is not intended to create, nor does it represent, a contract of employment.

Employee’s Name (Printed)

Employee’s Signature

Date

The failure to read and/or sign this acknowledgment in no way relieves you of your responsibility to comply with SLR Investment Corp.’s Code of Business Conduct.

A-1

APPENDIX B

(as of November 2024)

Covered Officers

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Co-Chief Executive Officer, President and Chairman of the Board of Directors:
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Michael S. Gross
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Co-Chief Executive Officer, Chief Operating Officer and Member of the Board of Directors
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Bruce Spohler
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Chief Financial Officer and Treasurer
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Shiraz Y. Kajee